As filed with the Securities and Exchange Commission on April 29, 1999
                                                       Registration 333-
                                                                        --------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)

         Colorado                                               84-1057605
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)


                     1465 Kelly Johnson Boulevard, Suite 301
                        Colorado Springs, Colorado 80920
                                 (719) 531-9444
               (Address, including zip code, and telephone number,
              including area code, of Principal Executive Offices)

                                ----------------

                               Douglas M. Mitchell
     Chief Executive Officer, President and Chief Financial Officer (acting)
                               Simtek Corporation
                     1465 Kelly Johnson Boulevard, Suite 301
                           Colorado Springs, CO 80920
                                 (719) 531-9444
                (Name, address, including zip code and telephone
               number, including area code, of agent for service)

                                   Copies to:
                              Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                            1700 Lincoln, Suite 4100
                                Denver, CO 80203
                                 (303) 861-7000

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

                                ----------------

         If the only securities being registered on this Form are being offered pursuant dividend or interest reinvestment plans, please check the following box. | |

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                                -----------------


                                          CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
|                                             |                    |   Proposed     |     Proposed     |                |
|                                             |                    |    maximum     |      maximum     |                |
|                                             |                    |   offering     |     aggregate    |     Amount of  |
|   Title of each class of securities to be   |   Amount to be     |     price      |     offering     |   registration |
|                 registered                  |   registered(1)    |  per share(2)  |       price      |        fee     |
|---------------------------------------------|--------------------|----------------|------------------|----------------|
|                                             |                    |                |                  |                |
|Common Stock, (par value $.01 per share)     |   7,692,308 shs    |     $0.195     |    $1,500,000    |      $417.00   |
|---------------------------------------------|--------------------|----------------|------------------|----------------|

(1)  This  Registration  Statement  relates to Common  Stock  issuable  upon the
     conversion  of  a  loan  entered  into  between  Simtek   Corporation   and
     Renaissance Capital Group, Inc. in June 1998

(2) The conversion price per share price of the Common Stock.


                        ---------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The following language appears on the left side of the cover page:


The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED April 29, 1999

PROSPECTUS
                                7,692,308 Shares

                               SIMTEK CORPORATION

                                  Common Stock

                                 ---------------

     Simtek Corporation intends to issue up to 7,692,308 shares of its Common Stock, par value $.01 per share ("Common Stock"), upon the conversion of outstanding convertible debentures. We issued these debentures in June 1998. The debentures are convertible into shares at a price of $0.195 per share. This conversion price may be adjusted for stock splits and other transactions. The debentures may be converted at any time.

     Our common stock is traded on the OTC Bulletin Board under the symbol "SRAM." On April 26, 1999, the closing sale price of our common stock was $0.19 per share.

                                 ---------------

See "Risk Factors" beginning on page 4 to read about certain factors you should consider before buying our stock.

                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this Prospectus is ______________, 1999.

                              AVAILABLE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect our reports, proxy statements and other information without charge at the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You may also obtain copies there at the prescribed rates. You may obtain information on the operation of the Commission's public reference facilities by calling the Commission in the United States at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         We have filed with the Commission, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the"Securities Act"), with respect to the common stock we are offering (the "Registration Statement"). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and the common stock offered, you should refer to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth above.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents have been filed with the Commission (File No. 0-19027) and are incorporated in this prospectus by reference and made a part hereof:

         1. Our Annual  Report on Form  10-KSB for the year ended  December  31,
1998.

         All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the dates of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this prospectus.

         We will provide without charge to each prospectus recipient, upon his or her request, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). You should direct these requests to Simtek Corporation, Chief Executive Officer, 1465 Kelly Johnson Blvd. #301, Colorado Springs, Colorado 80920 (telephone number 719-531-9444).

                                   THE COMPANY

         We design, develop, produce and market high performance nonvolatile semiconductor memories. Nonvolatility prevents loss of programs and data when electrical power is removed. Our nonvolatile memory products feature fast data access and programming speeds and electrical reprogramming capabilities. Our products are targeted for use in commercial electronic equipment markets. These markets are industrial control systems, office automation, medical instrumentation, telecommunication systems, cable television, and numerous military systems, including communications, radar, sonar and smart weapons.

         On June 12, 1998, we closed the sale of $1.5 million of convertible debentures. The convertible debentures have a 7-year term and accrue interest at 9% per annum. The debentures are convertible at the option of the holder into our common stock at $0.195 cents per share, subject to anti-dilution and other adjustment provisions. In some cases, we may redeem the debentures or force conversion. We used the net proceeds of this financing primarily for working capital to support our growth plans.

         Our principal  executive office is located at 1465 Kelly Johnson Blvd.,
Suite  301,   Colorado   Springs,   Colorado  80920.  Our  telephone  number  is
719-531-9444.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE CONVERTING YOUR DEBENTURE INTO SHARES OF COMMON STOCK.

WE HAVE LIMITED CAPITAL FOR OPERATIONS AND MAY NEED TO RAISE MORE MONEY TO CONTINUE OPERATING OUR BUSINESS

         To date, we have required significant capital for product development, manufacturing and marketing. From the time we started business through December 31, 1998, we have raised approximately $32.1 million of gross proceeds from the sale of our convertible debt and equity securities. During the same period, we earned approximately $10.1 million of gross revenue from the sale of product and technology licenses, approximately $25.3 million from net product sales, $600,000 in royalty income.

         Our management believes that if we are able to increase our product sales substantially and with positive gross margins, our cash requirements for producing and marketing our existing four product families will be satisfied. We are not sure, however, whether this increase in product sales or positive gross margins will occur. We may need more capital in the next year to develop new products. We are not sure that we will be able to raise more capital. If we cannot, then we may not be able to develop and market new products.

WE HAVE MADE OPERATING LOSSES IN THE PAST AND MAY MAKE OPERATING LOSSES IN THE FUTURE

         We began business in 1987. Through December 31, 1998, we had accumulated losses of approximately $28.2 million. We realized net income for the first time for the year ended December 31, 1997 and also realized income for the year ended December 31, 1998. We may not, however, be able to realize income from our operations in future years. Our ability to realize income will depend on many factors, some of which we cannot control. These factors include market acceptance of our products and the prices that we are able to charge, our ability to reduce our costs on products sold to the commercial and military markets and our subcontractors' ability to manufacture our products to our specifications cost effectively.

BECAUSE OUR COMMON STOCK IS LISTED ONLY ON THE OTC ELECTRONIC BULLETIN BOARD IT MAY BE MORE DIFFICULT TO SELL OUR COMMON STOCK

         Our common stock is listed on the OTC Electronic Bulletin Board under the symbol SRAM. Our common stock was listed on the NASDAQ Small-Cap Market until July 18, 1995 but because we no longer met NASDAQ's listing requirements, we transferred to the OTC Electronic Bulletin Board. We do not believe that we will be able to meet the requirements for relisting our common stock on NASDAQ in the near future.

         Securities that are not listed on the NASDAQ Small-Cap Market are subject to a Securities and Exchange Commission rule that imposes special requirements on broker-dealers who sell those securities to persons other than their established customers and accredited investors. The broker-dealer must determine that the security is suitable for the purchaser and must obtain the purchaser's written consent prior to the sale. These requirements may make it difficult for broker-dealers to sell our securities. This may also make it more difficult for our security holders to sell their securities and may affect our ability to raise more capital.

THE RISKS INVOLVED IN MANUFACTURING SEMICONDUCTORS MAY AFFECT OUR NET INCOME

         The manufacturing of semiconductors is very complex and our success in manufacturing semiconductors depends on many factors that we are unable to control. For example, successful manufacturing is affected by the level of contaminates in the manufacturing environment, impurities in the materials used and the performance of our equipment. These factors could reduce the number of semiconductors that we are able to make in a production run, which would increase our manufacturing costs. In order for us to be profitable, we must keep our manufacturing costs down. We have been able to keep our overall costs down through a number of methods including reducing the size of our chips, increasing the number of chips per wafer, reducing our packaging costs and eliminating defects in the manufacturing process. These measures may not work all the time, however, and we are not sure that our existing cost saving methods will be enough to enable us to continue generating profits.


         It takes approximately three months for us to manufacture our semiconductors. Any delays in receiving silicon wafers will delay our ability to deliver our products to our customers. This would delay sales revenue and could cause our customers to cancel existing orders or not make future orders. In addition, if we are not able to make all of our planned semiconductors in a production run this could delay delivery of our products. If our semiconductors have technical problems, we could be required to write off inventory or grant warranty replacements. These delays or technical problems could occur at any time and would affect our net income.

WE DEPEND GREATLY ON SUBCONTRACTORS AND THEIR POOR PERFORMANCE COULD HURT OUR OPERATIONS

         We have hired independent subcontractors to make our silicon wafers and to assemble and test our products. Our operating results depend on our subcontractors' ability to supply us with silicon wafers that meet our specifications and to assemble and test enough of our products to meet our customer's needs, all at reasonable costs.

         In September 1995, the we entered into an agreement with Zentrum Mikroelektronik Dresden GmbH ("ZMD") that allowed us to purchase finished 0.8 micron units from ZMD's foundry. We purchased these units from ZMD's foundry through the first half of 1998 and then transferred all of our manufacturing over to products built from the wafers purchased from Chartered Semiconductor Manufacturing Plc. of Singapore ("Chartered"). Sales of the products purchased from ZMD accounted for approximately 50% and approximately 57% of the Company's revenue for the years ended December 31, 1998 and December 31, 1997, respectively.

         Currently, we depend on Chartered to manufacture all of our silicon wafers. If Chartered is unable to meet our silicon wafer needs on time and at a price that we find acceptable, we would have to find another wafer manufacturer. If we cannot find another supplier, manufacturer and assembler on acceptable terms, we may not be profitable. In addition, our subcontractors must be audited and recertified by us on a regular basis for us to continue to produce military-qualified products. There is no assurance that we will be able to complete successfully this recertification.

         Our current manufacturing agreement with Chartered has expired. Under our old agreement, we had the right to purchase up to 600 six-inch silicon wafers per month from Chartered's facility in Singapore. If we are unable to renew our agreement with Chartered or the limit on wafers that we can purchase is not increased, we may be limited in the number of semiconductors that we can sell. Approximately 50% and approximately 43% of the Company's product sales were based on wafers purchased from Chartered for the years ended December 31, 1998 and December 31, 1997, respectively.

WE DEPEND ON OTHERS FOR SALES AND DISTRIBUTION AND MOST OF OUR SALES ARE TO A LIMITED NUMBER OF CUSTOMERS AND DISTRIBUTORS

         We use independent sales representatives and distributors to sell the majority of our products. The agreements with these sales representatives and distributors can be terminated without cause by either party with only 30 to 90 days written notice. If one or more of our sales representatives or distributors terminates our relationship, we may not be able to find replacement sales representatives and distributors on acceptable terms. This would affect our profitability. In addition, during 1998, approximately 64% of our product sales were to one unaffiliated customer and three distributors. We are not sure that we will continue receiving orders from this customer or will be able to maintain our relationship with these distributors.

WE MAY NOT REALIZE ANY NEW LICENSE REVENUES

         We have received substantially all of the revenue to which we are entitled under our existing license agreements and we have not sold any new licenses. We are not sure whether we will be able to sell any more product or technology licenses in the future.

DELAYS IN OR FAILURE OF PRODUCT QUALIFICATION MAY HARM OUR BUSINESS

         Prior to selling a product, we must establish that it meets certain performance and reliability standards. As part of this testing process, known as product qualification, representative samples of products are subjected to a variety of tests to ensure that performance in accordance with commercial, industrial and military specifications. Delays or failure by us to accomplish product qualification for our future products will have an adverse effect on us. Even with successful initial product qualifications, we cannot be certain that we will be able to maintain product qualification or achieve sufficient sales to meet our operating requirements.

OUR SUCCESS DEPENDS ON OUR ABILITY TO INTRODUCE NEW PRODUCTS

         Our success depends in part upon our ability to expand our existing product families and to develop and market new products. The development of new semiconductor designs and technologies typically requires substantial costs for research and development. Even if we are able to develop new products, the success of each new product depends on several factors including whether we selected the proper product and introduce it at the right time, whether the product is able to achieve acceptable production yields and whether the market accepts the new product. We are not certain whether we will be successful in developing new products or whether any products that we do develop will satisfy the above factors.

THE SEMICONDUCTOR INDUSTRY CHANGES VERY RAPIDLY AND OUR BUSINESS WOULD BE HARMED IF WE CANNOT KEEP UP WITH THESE CHANGES

         The semiconductor industry is characterized by rapid changes in technology and product obsolescence, volatile market patterns, price erosion, product oversupply, occasional shortages of materials, variations in manufacturing efficiencies and significant costs associated with capital equipment and product development. We cannot be certain that the technology we currently use will not be made obsolete by other competing memory technologies. Any one or more of these factors could have a material effect on our financial results.

THERE IS INTENSE COMPETITION IN THE SEMICONDUCTOR INDUSTRY

         There is intense competition in the semiconductor industry. We experience competition from a number of domestic and foreign companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than us. Our competitors include major corporations with worldwide wafer fabrication and circuit production facilities and diverse, established product lines. We also compete with emerging companies attempting to obtain a share of the market for our product families. If any of our new products achieve market acceptance, other companies may sell competitive products at prices below ours. This would have an adverse effect on the Company's operating results. We have sold product and technology licenses to Plessey, Nippon Steel and ZMD. At this time Plessey and Nippon Steel have not began producing our products. ZMD has entered the market, however, and may become one of our significant competitors.

THE LOSS OF KEY EMPLOYEES COULD MATERIALLY AFFECT OUR FINANCIAL RESULTS

         Our success depends in large part on our ability to attract and retain qualified technical and management personnel. The competition for this personnel is intense. If we lose any of our key personnel, this could have a material adverse affect on our ability to conduct our business and on our financial results.

WE DEPEND ON PATENTS TO PROTECT OUR INTELLECTUAL PROPERTY

         Seven U.S. patents have been issued to us relating to certain aspects of our current products and we have two applications pending. We have also applied for international patents on our technology. We plan to continue to protect our intellectual property. We are not sure that any of the patents for which we have applied will issue or if issued, will provide us with meaningful protection from competition. We may also not have the money required to maintain or enforce our patent rights. Notwithstanding our patents, other companies may obtain patents similar to or relating to our patents. We have not determined whether our products are free from patent infringement.

OUR PRODUCTS AND TECHNOLOGY MAY INFRINGE ON OTHER PATENTS

         In the past, we have been notified by two companies that some of our products and technologies may be related to patents owned by them and a third party has notified us that our products or technologies may infringe on two patents owned by that party. At the time we received the notices, we retained legal counsel to evaluate three patents identified in the notices but we have not yet determined whether our products infringe on the third party patents. We have not received any recent correspondence about these claims but we are not sure whether any further action will be taken or that new claims will not be asserted. If infringement claims are asserted against us and are upheld, we will try to modify our products so they are non-infringing. If we are unable to do so, we will have to obtain a license to sell those products or stop selling the products for which the claims are asserted. We may not be able to obtain the required licenses. Any successful infringement claim against us or if we fail to obtain any required license or are required to stop selling any of our products would have a material adverse effect on our financial results.

         In 1998, we received notice of a claim for an unspecified amount from a foundation that owns approximately 180 patents and 70 pending applications. The foundation claims that certain machines and processes used in the building of our semiconductor devices infringe on the foundation's patents. We and our counsel are currently negotiating a license agreement with the foundation's counsel and no formal action has been taken by either party. If this matter results in litigation, however, we cannot predict the outcome and it could have a material effect on our financial results.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

         We have never paid cash dividends on our common stock. We do not expect to pay dividends in the foreseeable future. We will use any earnings to finance growth. You should not expect to receive dividends on your shares of common stock.

FOREIGN CURRENCY EXCHANGE RATE FLUCTUATIONS MAY CAUSE FINANCIAL LOSSES

         Changes in foreign currency exchange rates can reduce our revenues and increase our costs. Under our purchase agreement with Chartered, we buy silicon wafers in US dollars but the agreement permits a price adjustment if the six month rolling average exchange rate changes by more than 5% from the starting point. In addition, over 33% of our sales are outside or the United States. Therefore, any large exchange rate fluctuation could increase our costs and thus decrease our revenues. We do not try to reduce our exposure to these exchange rate risks by using hedging transactions.

                                 USE OF PROCEEDS

         We will receive no proceeds from the conversion of the convertible debentures.

                              PLAN OF DISTRIBUTION

         The shares of our common stock being offered are being issued by us upon the conversion of the convertible debentures.

                                  LEGAL MATTERS

         Holme Roberts & Owen LLP, Denver, Colorado will pass upon the validity of the common stock to be issued upon conversion of the debentures.

                                     EXPERTS

         The financial statements and schedules of Simtek Corporation incorporated by reference into this prospectus from Simtek's form 10-KSB Report, have been audited by Hein + Associates LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein and in the Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not otherwise defined in Part II are used as defined in the Prospectus contained in this Registration Statement.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, are estimated:

    Securities and Exchange Commission registration fee...............    $  417
    Legal fees and expenses...........................................     3,000
    Accounting fees...................................................     2,500
    Miscellaneous.....................................................     2,500
                                                                          ------

           Total .....................................................    $8,417
                                                                          ======
-----------------

    The above expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Six of the Company's Articles of Incorporation requires the Company to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

         Article Five of the Company's Articles of Incorporation provides that, to the fullest extent permitted by the Colorado Corporation Code, directors of the Company shall not be liable to the Company or any of its shareholders for damages caused by a breach of a fiduciary duty by such director.

         The above discussion of the Company's Articles of Incorporation is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)    Exhibits

5.1      Legality opinion of Holme Roberts & Owen LLP.

23.1     Consent of Independent Public Accountants - Hein & Associates LLP

23.2     The Consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arises under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person

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



in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by a final adjudication of such issue.

The Registrant hereby undertakes that:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)   To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on this 23rd day of April 1999.

                                          Simtek Corporation
                                             a Colorado corporation


                                          By: /S/ DOUGLAS M. MITCHELL
                                             -----------------------------------
                                                  Douglas M. Mitchell
                                                  Chief Executive Officer and
                                                  President

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed by the following persons in the capacities on April 23, 1999.

SIGNATURE                               TITLE



/S/ DOUGLAS M. MITCHELL                 Director, Chief Executive Officer,
-----------------------------           President and Chief Financial Officer
Douglas M. Mitchell                     (acting)



/S/ ROBERT H. KEELEY                    Director
-----------------------------
Robert H. Keeley



/S/ JOHN HEIGHTLEY                      Director
-----------------------------
John Heightley



/S/ KLAUS WIEMER                        Director
-----------------------------
Klaus Wiemer



/S/ HAROLD BLOMQUIST                    Director
-----------------------------
Harold Blomquist



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